EXHIBIT 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE

For Further Information Contact:

Charles D. Knight

Executive Vice President

Chief Financial Officer

InvestorRelations@catocorp.com
CATO REPORTS

1Q EARNINGS
CHARLOTTE, N.C. (May 22, 2025) – The Cato Corporation (NYSE: CATO) today reported net income of $3.3 million or $0.17 per diluted share for the first quarter ended May 3, 2025, compared to net income of $11.0 million or $0.54 per
diluted share for the first quarter ended May 4, 2024.

Sales for the first quarter ended May 3, 2025 were $168.4 million, or a decrease of 4% from sales of $175.3 million for
the first quarter ended May 4, 2024.

The Company’s same-store sales for the quarter were flat.

"Our results reflect our customers’ cautious approach to discretionary spending,” said John Cato, Chairman, President and
Chief Executive Officer. “While our sales trend improved later in the quarter, the general uncertainty regarding the economy and the potential impact of the proposed tariffs has us cautious about the remainder of the year.”

First quarter gross margin as a percentage of sales was 35.1% in 2025 and 35.8% in

2024.

The decrease in gross margin as
a percentage of sales is due to lower merchandise contribution caused in part by higher sales of marked down goods,
partially offset by lower buying costs.

Selling, General and Administrative expense decreased

to $55.3 million in 2025
from $56.8 million in 2024 due to decreases in corporate and field payroll expense, as well as, lower insurance costs and
store expenses.

These decreases were partially offset by increases in equipment maintenance.

Selling, General and
Administrative expense as a percentage of sales increased to 32.8% in

2025 compared to 32.4% in 2024.

Interest and
other income decreased to $1.2 million in 2025 from $5.8 million in 2024 primarily due to a net gain on sale of land of
$3.2 million and sales of equity securities recorded in the first quarter of 2024.

Income tax expense for the quarter
increased to $0.9 million in 2025 from
$0.6 million in 2024.

The increase in tax expense is primarily due to changes in
state and foreign tax rates.
Additionally, the Company bought back 294,036 shares during the quarter.

During the first quarter ended May 3, 2025, the Company did not open any stores and permanently closed eight stores.

As
of May 3, 2025, the Company operated 1,109 stores in 31 states, compared to 1,171 stores in 31 states as of May 4, 2024.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three
concepts, “Cato,” “Versona” and “It’s

Fashion.”

The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day.

The Company also offers exclusive merchandise
found in its Cato stores at www.catofashions.com.

Versona

is a unique fashion destination offering apparel and
accessories including jewelry, handbags and shoes at exceptional prices every day.

Select Versona

merchandise can also
be found at www.shopversona.com.

It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day.
Statements in this press release that express a belief, expectation or intention, as well as those that are not a historical fact,

including, without limitation, statements regarding the Company’s expected or estimated operational financial

results, activities or opportunities, and potential impacts and effects of interest rates, inflation or other factors that may affect our customers’ discretionary spending or our costs are considered “forward-looking” within the meaning of The
Private Securities Litigation Reform Act of 1995.

Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ
materially from those contemplated by the forward-looking statements.

Such factors include, but are not limited to, any
actual or perceived deterioration in, or continuation of negative trends in, the conditions that drive consumer confidence and spending, including, but not limited to, prevailing social, economic, political and public health conditions and
uncertainties, levels of unemployment, fuel, energy and food costs, inflation, wage rates, tax rates, interest rates, home
values, consumer net worth and the availability of credit; changes in laws, regulations or government policies affecting our business including but not limited to tariffs; uncertainties regarding the impact of any governmental action regarding, or responses to, the foregoing conditions; competitive factors and pricing pressures; our ability to predict and respond to rapidly changing fashion trends and consumer demands; our ability to successfully implement our new store development
strategy to increase new store openings and the ability of any such new stores to grow and perform as expected;
underperformance or other factors that may lead to, or affect the volume of, store closures; adverse weather,

public
health threats (including the global coronavirus (COVID-19) outbreak), acts of war or aggression or similar conditions that may affect our merchandise supply chain, sales or operations; inventory risks due to shifts in market demand,
including the ability to liquidate excess inventory at anticipated margins; adverse developments or volatility affecting the
financial services industry or broader financial markets; and other factors discussed under “Risk

Factors” in Part I, Item
1A

of the Company’s

most recently filed annual report on Form 10-K and in other reports the Company files with or furnishes to the SEC from time to time.

The Company does not undertake to publicly update or

revise the forward-looking
statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.
* * *

THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS

OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED May 3, 2025 AND May 4, 2024
(Dollars in thousands, except per share data)
Quarter Ended
May 3%
May 4%
2025 Sales
2024 Sales
REVENUES

Retail sales
$ 168,419 100.0%
$ 175,272 100.0%

Other revenue (principally finance,

late fees and layaway charges)
1,823 1.1%
1,827 1.0%

Total revenues
170,242 101.1%
177,099 101.0%
GROSS MARGIN (Memo) 59,101 35.1%
62,767 35.8%
COSTS AND EXPENSES, NET

Cost of goods sold
109,318 64.9%
112,505 64.2%

Selling, general and administrative
55,325 32.8%
56,752 32.4%

Depreciation
2,564 1.5%
2,040 1.2%

Interest and other income
(1,202) -0.7%
(5,821) -3.3%

Costs and expenses, net
166,005 98.6%
165,476 94.4%
Income Before Income Taxes
4,237 2.5%
11,623 6.6%
Income Tax Expense

928 0.6%
649 0.4%
Net Income
$ 3,309 2.0%
$ 10,974 6.3%
Basic Earnings Per Share
$ 0.17
$ 0.54
Diluted Earnings Per Share
$ 0.17
$ 0.54

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
May 3,
February 1,
2025

2025

(Unaudited)
(Unaudited)
ASSETS
Current Assets

Cash and cash equivalents
$ 31,346
$ 20,279

Short-term investments
48,609
57,423

Restricted cash
2,675
2,799

Accounts receivable - net
26,830
24,540

Merchandise inventories
109,430
110,739

Other current assets
7,560
7,406
Total Current Assets
226,450
223,186
Property and Equipment - net
58,767
60,326
Other Assets
19,863
19,979
Right-of-Use Assets, net
135,726
148,870

TOTAL
$ 440,806
$ 452,361
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
$ 130,000
$ 130,684
Current Lease Liability
52,524
57,555
Noncurrent Liabilities
13,293
13,485
Lease Liability
80,072
88,341
Stockholders' Equity
164,917
162,296

TOTAL
$ 440,806
$ 452,361